Exhibit 23.3

Consent of Independent Auditors
We consent to the use of our report dated February 9, 2018, relating to the financial statements of National Methanol Company (Ibn Sina) appearing in Celanese Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.
For BDO Dr. Mohamed Al-Amri & Co.
/s/ Gihad M. Al-Amri & Co.

Certified Public Accountant
Registration No. 362
Dammam, Saudi Arabia
April 24, 2018